Exhibit 2.2

AGREEMENT FOR PURCHASE AND SALE

OF PROPERTY AND ESCROW INSTRUCTIONS

This AGREEMENT FOR PURCHASE AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) made and entered into as of the 25th day of May, 2011 (“Effective Date”) by and between UNIVERSAL HEALTH REALTY INCOME TRUST or its assigns (“Buyer”), and PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”), with reference to the following facts:

A. Seller owns that certain real property located in Forney, Texas commonly known as the Forney Medical Plaza, located at 763 East US Highway 80, Texas 75126-8633 and more particularly described in Exhibit “A” attached hereto (the “Real Property”).

B. The term “Property” as used herein shall include: (a) the Real Property, (b) all structures and buildings located on the Real Property; (c) all easements, rights of way, privileges, appurtenances running with the Real Property; (d) the Personal Property, as defined below, and (e) plans, licenses, permits, warranties, and certificates of occupancy to the extent transferable. For purposes of this Agreement, “Personal Property” means all appliances, fixtures, equipment, machinery, furniture, furnishings, decorations and other tangible personal property owned by Seller, as listed on Exhibit “B” attached hereto located on or about the Property and used in the operation and maintenance thereof, but excluding any such personal property owned by the tenants or occupants of the Property hereto, and also includes all intangible personal property, owned by Seller and related to the Real Property and the improvements thereon, including, without limitation: the Leases as defined in Section 4.4(b) below (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment and Assumption of Leases referred to below; any trade names and trademarks associated with the Real Property and the said improvements; any plans and specifications and other architectural and engineering drawings for the improvements; any warranties; any service contracts and other contract rights related to the Property; and any governmental permits, approvals and licenses (including any pending applications).

D. Seller now desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

1. Purchase and Sale. Seller agrees to sell, and Buyer agrees to purchase, the Property for the price and upon the terms and conditions hereinafter provided.

2. Purchase Price.

2.1 The purchase price of the Property shall be Fifteen Million and No/100 Dollars ($15,000,000.00) (“Purchase Price”), allocated to the Property as Buyer shall determine prior to Closing. The Purchase Price shall be payable as follows:

(a) Deposit. Within three (3) business days (as such term is defined in Section 28 below) following Buyer’s receipt of this Agreement executed by Seller, Buyer shall deposit the sum of Hundred Thousand Dollars ($200,000.00) (the “Deposit”) with the Title Company, as defined below, which Deposit shall be applicable towards payment of the Purchase Price. The Title Company shall deposit said Deposit in an interest-bearing account and interest thereon shall be credited to Buyer at Closing;

(b) Balance. The balance of the Purchase Price in the amount of Fourteen Million Eight Hundred Thousand and No/100 Dollars ($14,800,000.00), plus or minus net adjustments and/or prorations provided for herein, shall be paid in cash in the form of wired funds or other immediately available federal funds payable to the order of Title Company on or before the “Closing Date” (as defined below).

3. Title to Property.

3.1 Title Insurance. Title to the Property shall be conveyed by Special Warranty Deed and shall be insured by an owner’s policy of title insurance in the form promulgated by the Texas Department of Insurance (“Title Policy” herein), issued and underwritten by the Title Company insuring fee simple title to the Property, vested in Buyer in the amount of the Purchase Price, free and clear of all liens, easements, covenants, conditions, rights, rights of way, encumbrances or any other matters affecting title to or use of the Property, except the following:

(a) Real property taxes and installments of assessments which are a lien on the Property but not yet due and payable;

(b) Rights of the tenants under any leases;

(c) Zoning, building and other laws, ordinances, codes and regulations; and

(d) Such other matters, encumbrances, rights of way, easements, conditions, covenants and restrictions of record affecting the title to or use of the Property, which are approved or deemed approved by Buyer as hereinafter provided.

All such matters referenced above shall be collectively referenced as the “Permitted Exceptions”.

3.2 Procedure for Approval of Title. Seller has delivered to Buyer a commitment for the issuance of title insurance (“Title Commitment”) from the Title Company (as hereinafter defined); and if the Title Company has not already done so, Seller will cause the Title Company to deliver to Buyer legible copies of all documents referred to therein as underlying exceptions to title within five (5) business days of the Effective Date. If Seller has not already done so, within five (5) business days from the Effective Date Seller will deliver an ALTA survey of the Property (the “Survey”) to Buyer and the Title Company at Seller’s sole expense. All matters affecting title to or use of the Property, including those matters of Survey and the Title Commitment as amended or supplemented, shall be subject to Buyer’s approval or disapproval before the expiration of the Contingency Period, as defined below. The Survey will be certified to the Buyer, Buyer’s lender (if any and only if notice of such lender is delivered to Seller within five business days prior to the Closing Date), and the Title Company. If Buyer shall disapprove any particular matter affecting title to the Property reflected on either the Title Commitment or the Survey (each a “Disapproved Exception”), Buyer shall notify Seller in writing of same (“Buyer’s Notice”) no later than the fifth (5th) business day prior to the expiration of the Contingency Period, unless Buyer is disapproving of a title exception first shown on a supplement to the Title Commitment issued after the Contingency Period, in which event Buyer shall have until five (5) days after its receipt of said supplementary report and a legible copy of the subject exception to issue a supplemental Buyer’s Notice. Seller shall have until two (2) business days following Seller’s receipt of Buyer’s Notice to deliver written notice to Buyer that Seller intends to use good faith efforts to remove one or more of the Disapproved Exception(s) to Buyer’s satisfaction at Seller’s expense, with Seller’s failure to timely deliver such written notice to Buyer to constitute Seller’s election and notice to Buyer that Seller does not intend to attempt to remove the Disapproved Exception(s). If said Disapproved Exception(s) are not removed to Buyer’s satisfaction prior to the expiration of the Contingency Period (or with respect to any Disapproved Exception(s) that Seller agrees to remove prior to the Closing Date, or with respect to any Buyer’s Notice issued after the expiration of the Contingency Period, by the first (1st) business day prior to the Closing Date), Buyer shall have the right to cancel the Agreement by providing Seller with written notification of Buyer’s election to terminate same, notwithstanding that the Contingency Period has expired. If Buyer elects to terminate the Agreement in accordance with this provision, then (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 below, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. Buyer may waive in writing such Disapproved Exception(s) and proceed to close the transaction; and Buyer hereby agrees that any Disapproved Exception that is listed on the Title Commitment referred to in the first sentence of this Section 3.2 which Seller elects not to remove shall be deemed waived if Buyer fails to terminate this Agreement prior to the expiration of the Contingency Period unless Seller has agreed to remove same prior to the Closing Date. A Disapproved Exception shall be considered to have been removed or cured by Seller if, among other things, (a) the Title Company is willing to remove said Disapproved Exception from the Title Policy, or at Buyer’s sole discretion, (b) the Title company is willing to issue an endorsement to its Title Policy, at Seller’s expense, insuring Buyer against the adverse effects of said Disapproved Exception. Seller shall satisfy, prior to or as of the Closing, any exception to title which constitutes a lien for money owed and which may be cured by the payment of money, excluding statutory liens for ad valorem taxes that are not due and payable as of the Closing and any liens caused by Buyer or any party under Buyer’s control.

4. Inspections/Approvals and Studies.

4.1 Inspections / Approvals. Subject to Section 4.2, commencing upon the execution of this Agreement and continuing until the Closing Date, Buyer and Buyer’s employees, agents and independent contractors shall have the right to enter the Property for purposes of conducting physical inspections and to physically survey, inspect and map the Property; conduct soil, physical engineering, percolation, geological, environmental and other tests; perform economic, market feasibility and hazardous/toxic waste studies; determine zoning, building and occupancy requirements for the Property; and to conduct such other inspections and investigations as Buyer deems appropriate (the foregoing hereinafter collectively referred to as the “Inspections”). Buyer shall not be permitted to conduct any intrusive tests or studies, such as soil sampling, or borings, intrusive material sampling, inspections equivalent to a Phase II environmental report, or inspections that would damage any portion of the building or other improvements on the Property without Seller’s written consent, which may be withheld in Seller’s sole and absolute discretion. Buyer shall also have the right to distribute tenant survey forms to the tenants and subtenants of the Property and to conduct interviews with the tenants and subtenants of the Property in order to ascertain their credit and business background; provided, however, that no such activities may be conducted unless and until Buyer first advises Seller of what activities it plans to conduct and gives Seller a reasonable opportunity to have a representative of Seller accompany Buyer in its conducting such activities.

4.2 Right of Entry. Commencing upon the execution of this Agreement until the Closing Date Seller shall permit Buyer, its employees, agents, and independent contractors to enter upon the Property at reasonable times for the purpose of conducting the Inspections set forth in Section 4.1 above. Buyer shall coordinate the scheduling of all Inspections of the Property and any interviews of the tenants with Seller, and Seller reserves the right to be present for any Inspections of the Property and any interviews of the tenants. Buyer, its employees, agents and independent contractors shall (i) perform all work permitted under this section in a diligent, expeditious and safe manner, (ii) not allow any dangerous or hazardous condition to continue beyond the completion of the work permitted under this section, (iii) comply with all applicable laws and governmental regulations, and (iv) keep the Property free and clear of all mechanics’ and materialmen’s liens, lis pendens or other liens arising out of the entry and work performed under this section by Buyer, its employees, agents and independent contractors. After any entry, Buyer shall immediately restore any damage caused by Buyer to the Property to the same condition as before Buyer entered the Property. Buyer shall indemnify, defend and hold harmless the Property and Seller, its officers, directors, trustees, shareholders, partners, employees, agents, successors and assigns from and against all claims, loss, liability, damage or expense (including without limitation, attorneys’ fees) arising from or relating to the entry on the Property by Buyer, its representatives, agents or contractors. Buyer’s obligation to indemnify and defend the Property and Seller shall survive for a period of one (1) year from the Close of Escrow or earlier termination of this Agreement.

4.3 Delivery of Documents by Seller. Seller shall, if and to the extent that it has not done so as of the Effective Date, within ten (10) days following the Effective Date, deliver to Buyer copies of all of the documents listed on Exhibit “C”, attached hereto, if reasonably available to Seller or which are in the actual possession of Seller (all such documents are collectively referred to herein as the “Seller’s Deliveries”). Furthermore, at least fifteen (15)

days prior to Closing, Seller shall obtain and deliver to Buyer estoppel certificates (the “Estoppel Certificates”), containing whatever information may be required by such tenant’s or subtenant’s Lease, or if there is no such lease requirement then in a form reasonably satisfactory to Buyer, from the tenants and subtenants of the Property dated no more than thirty (30) days prior to Closing, which Estoppel Certificates, at a minimum shall confirm that the tenant or subtenant is not aware of its being in default, does not consider the landlord in default, and is not aware of any claims, offsets or demands against the landlord. If Seller is unable to secure an Estoppel Certificate from a tenant or subtenant, then the Buyer will accept an Estoppel Certificate signed by Seller (“Seller’s Estoppel”) certifying the information contained in such Seller’s Estoppel and Seller shall deliver same to Buyer at least five (5) business days prior to Closing.

4.4 Contingency Period. Buyer shall have until June 30, 2011, (such period up to and including June 30, 2011 being herein called the “Contingency Period”), in which to gain approval for the proposed transaction from its Board of Trustees and to approve or disapprove the following conditions in its sole discretion (the “Inspection Contingency”).

(a) The condition of the Property, including any environmentally related conditions and reports, and

(b) All existing leases (the “Leases”), contracts, permits and agreements affecting the Property, and

(c) Any other item which, in Buyer’s sole discretion, would affect the suitability of the Property as a real estate investment for the Buyer’s purposes.

If Buyer shall either fail to obtain approval from its Board of Directors or if Buyer shall be dissatisfied with the condition of any of the items set forth in this Section 4.4 above, Buyer shall communicate same to the Seller with a copy to the Title Company in writing before the expiration of the Contingency Period, in which event (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. If Buyer fails to terminate this Agreement prior to expiration of the Contingency Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4.

5. Escrow.

5.1 Opening. The purchase of the Property will be consummated through an escrow (“Escrow” herein) to be opened at Hexter Fair Title Company (“Title Company”) through its office located in Dallas, Texas (Attention: Bob Blanshard). This Agreement shall be considered as the escrow instructions between the parties, along with such further instructions as the Title Company may require in order to clarify the duties and responsibilities of the Title Company or any supplemental escrow instructions, provided no such further or supplemental instructions shall be inconsistent herewith. If the Title Company shall require further escrow instructions, Seller shall request that the Title Company promptly prepare escrow instructions, on its usual form, for the purchase and sale of the Property upon the terms and provisions hereof. Said escrow instructions (which are in accordance herewith) (which shall be consistent herewith) shall be promptly signed by Buyer and Seller. The escrow instructions shall incorporate each and every term of this Agreement and shall provide, in the event of any conflict between the terms and conditions of this Agreement and said escrow instructions, that the terms and conditions of this Agreement shall control.

5.2 Closing. Subject to Section 5.8, Escrow shall close within fifteen (15) days following the expiration of the Contingency Period (“Closing Date”), unless such date is extended by mutual agreement of the parties hereto. The terms “Closing Date,” “Close of Escrow,” and/or the “Closing” are used herein to mean the time the “Deed” (defined in Section 5.4(a)) is filed for record by the Title Company in the office of the County Clerk of Kaufman County, Texas. Closing shall be accomplished by a mail-away closing without the necessity of either party being physically present at the Title Company.

5.3 Buyer Required to Deliver. On or before the Close of Escrow, Buyer shall deliver to the Title Company the following:

(a) the balance of the Purchase Price in the form set forth in Section 2, above;

(b) two duly executed counterparts of the Assignment and Assumption of Leases and other Intangible Property in the form attached hereto as Exhibit “D”;

(c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(d) written notices to all tenants signed by Buyer, confirming the sale, specifying the amount of the security deposit for each tenant, and otherwise complying with the tenant notice requirements of Section 93.007(b) of the Texas Property Code (the “Tenant Notices”);

(e) a duly executed copy of the closing statement previously prepared and delivered by Title Company to Seller and Buyer (the “Closing Statement”). Buyer and Seller shall cooperate with Title Company to prepare the final closing statement; and

(f) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

5.4 Seller Required to Deliver. On or before the Close of Escrow, Seller shall deliver to the Title Company the following:

(a) a duly executed and acknowledged Special Warranty Deed in recordable form, attached hereto as Exhibit “E”, conveying fee title to the Property, as required by Section 3.1, above, in favor of Buyer (the “Deed”);

(b) title to and possession of the Property, subject to all Permitted Exceptions;

(c) all tenant security deposits held by Seller in its capacity as Landlord for the Leases, or, alternatively, Seller may give Buyer a credit for the same at Closing;

(d) two duly executed counterparts of the assignment and assumption of leases in the form attached hereto as Exhibit “D”;

(e) a duly executed copy of the Closing Statement;

(f) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g) an Affidavit of Transferor’s Non-foreign Status in a form satisfying the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended;

(h) the above-described Tenant Notices signed by Seller; and

(i) such other information and documents as may be required by the Title Company to convey the Property to Buyer and issue the Title Policy required by Section 3.1 above and as shall be reasonably required to consummate the transaction contemplated by this Agreement.

5.5 Prorations. The following shall be prorated as of the Closing Date:

(a) All taxes, assessments and the property income and expenses shall be prorated on an accrual basis in accordance with generally accepted accounting principles with Seller responsible for all taxes, assessments and expenses and entitled to all income for the period prior to the Closing Date and the Buyer responsible for all taxes, assessments and expenses and entitled to all income for the period as of and subsequent to Closing Date. Notwithstanding the foregoing, Seller will satisfy any special assessments as of Closing.

(b) Buyer will receive a credit for the prorated amount of all rent (including Operating Expense as defined below) due prior to the Closing Date. No prorations shall be made at Closing in relation to delinquent rents existing, if any, as of the Closing Date, nor for required tenant expense reimbursements which are not due as of the Closing Date; instead such items shall be prorated if and when received by Buyer, with (i) Buyer agreeing to use its good faith efforts to collect all amounts due and promptly forward Seller’s portion to

Seller upon any such collection, (ii) Seller agreeing to cooperate with Buyer’s reasonable requests for information regarding prior lease histories and expense information, and (iii) both parties agreeing to provide reasonable information to the other as to the efforts of the reporting party. With regard to delinquent rentals and expense reimbursements, Seller shall not have the right to communicate with said tenants for collection of rent or other matters relating to the leases from and after the Closing. Buyer shall make a good faith attempt to collect such delinquent rentals and expense reimbursements after the Closing (although Buyer shall not be required to institute any eviction nor any suit or collection procedures for delinquencies), but all rents and expense reimbursements shall be applied first to any reasonable out-of-pocket expenses which Buyer may have incurred in collecting the delinquent rents and/or expense reimbursements and then to the rents and expense reimbursements owing to Buyer before being applied to any delinquencies which were owed to Seller at Closing. If Buyer collects any delinquent rentals and/or expense reimbursements after the Closing, such amounts owed to Seller based on the immediately preceding sentence shall be remitted to Seller within fifteen (15) days from receipt by Buyer.

(c) Seller shall prepare a reconciliation as of the Closing Date of the amounts of all billings and charges for common area operating expenses or similar charges and tax escalations owed under the leases (collectively, “Operating Expenses”), which reconciliation shall include accurate information reasonably detailing such billing and charges. If more amounts have been expended for Operating Expenses than have been collected from tenants for Operating Expenses, Buyer shall pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from tenants for Operating Expenses than have been expended for Operating Expenses, Seller will pay to Buyer at Closing, as a credit against the Purchase Price, such excess collected amount. Buyer and Seller agree that such proration of Operating Expenses at Closing will fully relieve Seller from any responsibility to tenants and Buyer for such matters. In this regard, Buyer will be solely responsible, from and after the Closing Date, for (i) collecting from tenants the amount of any outstanding Operating Expenses for periods before and after the Closing and (ii) where appropriate, reimbursing tenants for amounts attributable to Operating Expenses, as may be necessary based on annual reconciliations for Operating Expenses.

(d) If any errors or omissions are made at the Closing regarding prorations, the parties shall make the appropriate corrections promptly after the discovery thereof.

The provisions of this Section 5.5 shall survive the Closing.

5.6 Buyer’s Costs. Buyer shall pay the following:

(a) the costs of recording the Deed;

(b) the costs of any modification (such as, if requested by Buyer, modifying of the survey exception to provide only “shortages in area”) or endorsements to the Title Policy (excluding any endorsement to remove a Disapproved Exception);

(c) the costs of any third party reports ordered by Buyer;

(d) all transfer costs including transfer taxes on the Deed, if any;

(e) the costs associated with any financing, if any (including lender’s legal counsel);

(f) One-half (1/2) of the Escrow fees; and

(g) the cost of Buyer’s legal counsel.

5.7 Seller’s Costs. Seller shall pay the following:

(a) the costs of the Title Commitment and the basic premium for the Title Policy (excluding any modification or endorsements except those issued to remove a Disapproved Exception);

(b) title examination fees

(c) one-half (1/2) of the Escrow fees and the cost of preparing and recording all documents required to remove a Disapproved Exception and the costs of recording any other transfer documents (excluding the Deed and financing documents);

(d) the costs of the Survey;

(e) all real estate commissions for this transaction; and

(f) the cost of Seller’s legal counsel.

5.8 Seller Conduct Prior to Close of Escrow.

(a) Obligations of Seller. During the Escrow period and prior to Closing, Seller shall not:

(i) Solicit, negotiate or accept any offers relating to the sale, or to any option to purchase any of the Property to any other person or entity;

(ii) Enter into any new leases or modify, extend or terminate an existing Lease without the prior written consent of Buyer, with Buyer agreeing not to withhold its consent unreasonably to any lease for Suite 275 that complies with the requirements of Section 35.4 below. Failure by Buyer to respond to an approval request for a proposed Lease or modification, extension or termination of an existing Lease by Seller within ten (10) business days of receipt of such request, shall be deemed approval by Buyer of such new lease or modification, extension or termination of an existing Lease.

(iii) Enter into any new contract or apply for, or obtain, any governmental permits or approvals relating to the Property (except with regard to any permits or approvals to the extent the same are necessary to continue to operate or maintain the Property as such was operated and maintained prior to this Agreement and in this regard a copy of such permit or approval shall promptly be delivered to the Buyer) without the prior written approval of Buyer. Failure by Buyer to respond to an approval request for a proposed contract, permit or approval by Seller within ten (10) business days of receipt of such request, shall be deemed approval by Buyer of such contract, permit or approval.

5.9 Possession. Seller shall deliver and Buyer shall have possession of the Property at the Close of Escrow, subject to all tenant Leases and Permitted Exceptions.

5.10 IRS Statement. After Close of Escrow and prior to the last date on which such report is required to be filed with the Internal Revenue Service (the “IRS”), Title Company shall, if necessary, report the gross proceeds of the purchase and sale which is the subject of this Agreement to the IRS on Form 1099-B, W-9 or such other form(s) as may be specified by the IRS pursuant to Section 6045(a) of the Internal Revenue Code of 1986, as amended. Concurrently with such filing, Title Company shall deliver to each of Buyer and Seller a copy of such form(s), as filed.

6. Brokers/Finders. Buyer and Seller represent and warrant to each other that neither they nor their affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement except that Seller is represented by PM Realty Group, L.P. (with Seller hereby advising Buyer that PM Realty Group, L.P. and/or its affiliates also are equity owners and accordingly principals in Seller), to whom it will pay a brokerage fee under a separate agreement in conjunction with the Closing. Seller and Buyer each agree to indemnify, defend and hold the other harmless from and against all loss, expense (including attorneys’ fees), damage and liability resulting from the claims of any broker or finder (or anyone claiming to be a broker or finder) on account of any engagement or agreement alleged to have been made by the indemnifying party in connection with the transactions contemplated by this Agreement.

7. Seller’s Representations and Warranties.

Seller hereby makes the following representations and warranties as of the date of execution of this Agreement and as of the date of the Closing Date:

7.1 Seller is the sole fee simple title holder in and to the Property and has full right, power and authority to enter into this Agreement and to consummate the transactions relating thereto contemplated herein.

7.2 To the best of Seller’s knowledge (but without having conducted any research or inspection), no party to any contract or lease or sublease relating to the Property is in default with respect to any material term or condition of such contract, lease or sublease, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Property which is the subject of the transactions contemplated by this Agreement.

7.3 Environmental Representations:

7.3.1 Neither Seller nor any other person to Seller’s knowledge has ever used the Property as a facility for the storage, treatment or disposal of any “Hazardous Substances” as that term is hereinafter defined.

7.3.2 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, the Property at all times has been in full compliance with all federal, state and local Environmental Laws, as hereinafter defined, including but not limited to the Comprehensive Environmental Response, Compensation Liability Act of 1980 (“CERCLA”), the Super Fund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act and all other federal, state and local laws and regulations dealing with environmentally regulated substances and/or hazard or toxic materials.

7.3.3 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, there are no Hazardous Substances or other environmentally regulated substances, the presence of which is limited, regulated or prohibited by any state, federal or local governmental authority or agency having jurisdiction over the Property, located on, in or under the Property.

7.3.4 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, Seller is not aware of any water damage or other condition in the Property which could lead to the growth of mold beyond the normal and customary amounts found in most office buildings.

7.3.5 Seller is not aware of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigational proceeding pending or threatened against Seller or the Property, relating in any way to any Environmental Laws.

7.3.6 As used herein “Environmental Laws” means a federal, state or local statutory or common law relating to pollution or protection of the environment and any law or regulation relating to emissions, discharges, releases or threatened release of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

7.3.7 As used herein, “Hazardous Substance(s)” means any substance or material identified in CERCLA or determined to be toxic under any federal, state or local statute, law, ordinance, rule or regulation.

7.3.8 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, there are no storage tanks located on the Property (either above or below ground).

7.4 To the best of Seller’s knowledge, the Property complies with the current applicable building, zoning, fire and health codes, regulations and ordinances and other codes, regulations, and ordinances relating to or affecting the ownership or operation of the Property (all of the foregoing referred to as “Laws”) and all improvements, additions, repairs and replacements to the Property have been made with the proper permits and inspections from the applicable authorities. Seller has not received any notice of any violation of any of the foregoing Laws.

7.5 Seller is not aware of and has received no notice of, any pending or threatened condemnation or similar proceeding affecting the Property, or any portion thereof, nor does the Seller have knowledge that such action is presently contemplated.

7.6 Seller is not aware of and has received no notice of, any pending or certified liens or assessments imposed by any governmental authority against the Property, other than the statutory liens for ad valorem taxes which are not now due and payable.

7.7 Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas and properly qualified and in good standing to do business in the State of Texas, and the person executing this Agreement has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

7.8 The Seller’s Deliveries delivered by Seller to Buyer pursuant to Section 4.3, or otherwise, shall be true and complete copies or originals of what Seller has in its possession.

7.9 To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

7.10 To Seller’s knowledge, no attachments, execution proceedings or petitions in bankruptcy or any other solvency proceedings or reorganizations or appointment of a receiver or trustee, assignment for the benefit of creditors or petitions for arrangement are pending or threatened against Seller or any of the tenants or subtenants of the Property, nor are any such proceedings contemplated by Seller nor has Seller entered into an arrangement with creditors, or admitted in writing its inability to pay debts as they become due.

7.11 Seller has not entered into any contracts for the sale of the Property, other than this Agreement and other than as set forth in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, Seller has not granted any options, rights of first offer or first refusal to purchase the Property which will be binding on Seller or the Property at the Closing, and Seller shall obtain written releases of any such options, rights of first offer or first refusal on such forms as are satisfactory to Buyer in its reasonable discretion.

7.12 Other than as set forth in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, Seller has not granted any rights of cancellation or termination of any of the Leases which will be binding on Seller or the Property as of the Closing, and Seller shall obtain written releases of any such cancellation or termination rights on such forms as are satisfactory to Buyer in its reasonable discretion.

7.13 Seller has not received any notice from any insurance company regarding any defects or inadequacy in the Property.

7.14 Seller shall not make any material changes to the Property and shall maintain the Property in the same manner as prior hereto pursuant to Seller’s normal course of business subject to reasonable wear and tear.

7.15 No consent or approval or other authorization of, or exemption by, or declaration or filing with, any person or entity and no waiver of any right by any person or entity is required to authorize or permit, or is otherwise required as a condition of, the execution and delivery and performance of this Agreement by Seller.

7.16 Performance of this Agreement by Seller will not result in any breach of or constitute any default under any agreement or other instrument to which Seller is a party or to which Seller might be bound.

7.17 Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

7.18 Seller is in possession of the tenant security deposits, if any, in the amounts set forth in the Leases to be assigned hereunder; except for the 10% equity pool for some tenants, which shall be satisfied and discharged by Seller as of the Closing and which will not be binding on Buyer; the tenants are not entitled to any rebates, revenue participations, rent concessions, rent limitations or free rent or renewal options, except as provided in the Leases; no express written commitments have been made to any tenant for repairs or improvements, by Seller, as landlord, which remain to be completed or paid for in full; each Lease (including any

Lease amendments which have been delivered to Buyer as contemplated in Exhibit “C” of this Agreement) constitutes the entire agreement between the landlord and the tenant thereunder, and there are no side letters or other agreements between Seller and the tenants; the Leases are the result of bona fide arm’s length negotiations with persons who are not affiliates of Seller; no rents due under the Lease have been assigned, hypothecated or encumbered (excepting therefrom any such hypothecations or encumbrances to the Seller’s mortgagee, if any, which will be terminated at Closing); no rents under the Lease have been prepaid in advance of the then current month; and there are no fees or commissions payable to any third person or entity in regard to the Leases (including any commissions payable upon the exercise of any renewal option under the Leases); except as may be set out in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, no tenant under the Leases has received any financing, or commitment to extend financing, from Seller in respect of any tenant improvements or for any other purposes; and Seller will not, hereafter and prior to the Closing Date, modify the Leases, accept any termination or surrender of the Lease or enter into any agreement extending the term of the Lease, without the prior written consent of Buyer, as more fully set forth in Section 5.8 above.

7.19 The Real Property is properly zoned for its current use. Seller has not received any notification in writing from any governmental authority that the Real Property is lacking any permits or licenses necessary for the operation and occupancy of the Real Property. No notice, notification, demand, request for information, citation, summons or order has been received by Seller and Seller has no knowledge that any complaint has been filed, penalty has been assessed or investigation or review is pending or threatened by any governmental authority with respect to any alleged failure by Seller to have any permit, license or authorization required in connection with the use, maintenance and operation of the Property, or with respect to any generation, treatment, storage, recycling, transportation, release or disposal of any Hazardous Substances. To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer as contemplated in Exhibit “C” of this Agreement, there is no asbestos or other Hazardous Substances on, under or about the Real Property.

7.20 To Seller’s knowledge, no fact or condition exists which would result or could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Property.

7.21 None of Seller, any affiliate of Seller, or any person owning an interest in Seller or any such affiliate, is or will be an entity or person (i) listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 23, 2001 (the “Executive Order”), (ii) included on the most current list of “Specially Designated Nationals and Blocked Persons” published by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which list may be published from time to time in various media including, but not limited to, the OFAC website page), (iii) which or who commits, threatens to commit or supports “terrorism,” as that term is defined in the Executive Order, or (iv) affiliated with any entity or person described in clauses (i), (ii), or (iii) above (any and all parties or persons described in clauses (i) through (iv) are herein referred to individually and collectively as a “Prohibited Person”).

If any representation of Seller set forth in this Section 7 shall be untrue, either Seller or Buyer shall promptly notify the other as soon as such party discovers such and Seller shall be given a reasonable opportunity to correct such circumstance which shall render the representation untrue so that the representation becomes true as of Closing. Should Seller, after good faith efforts, be unable to take such steps as are necessary to render the representation true within thirty (30) days from Seller’s or Buyer’s discovery of such untruth, then Buyer shall have the option of cancelling this Agreement whereupon the Deposit together with interest thereon shall be refunded to Buyer or Buyer may elect to close on the purchase of the Property subject to the untrue representation. If any of the foregoing representations and warranties by Seller are untrue but are not discovered to be untrue by Seller or Buyer prior to the Closing, then Buyer shall have the right to seek damages against Seller arising out of such untrue representation(s) provided that such action is initiated no later than eighteen (18) months after the date of the Closing. Seller shall indemnify and defend Buyer against any claim, liability, damage or expense asserted against or suffered by Buyer arising out of the breach or inaccuracy of any such representation or warranty.

7.22 As of the Effective Date, Seller is solvent and the consummation of the transaction contemplated by this Agreement shall not render Seller insolvent.

8. Buyer’s Representations and Warranties. Buyer makes the following representations and warranties as of the date of execution of this Agreement and as of the Closing Date:

8.1 Buyer is a real estate investment trust, duly organized and validly existing under the laws of the State of Maryland and that the person executing this Agreement has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein

8.2 Except for the consent of Buyer’s Board of Trustees as referenced in Section 4.4 above, no consent or approval or other authorization of, or exemption by, or declaration or filing with, any person or entity and no waiver of any right by any person or entity is required to authorize or permit, or is otherwise required as a condition of the execution and delivery and performance of this Agreement by Buyer;

8.3 To Buyer’s actual knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

8.4 Performance of this Agreement by Buyer will not result in any breach of or constitute any default under any agreement or other instrument to which Buyer is a party or to which Buyer might be bound.

9. Further Covenants. The parties further covenant with each other as follows:

9.1 Each party and its respective representatives shall hold in strictest confidence all confidential, non-public data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that each party may disclose such data and information (a) to its respective employees, officers, directors, trustees, prospective partners, lenders, consultants, accountants, attorneys; (b) in connection with that party’s enforcement of its rights hereunder; (c) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement required by applicable law; (d) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (e) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein, provided that such persons are advised of such obligation and agree in writing to treat such data and information confidentially. In the event of a breach or threatened breach by a party or its agents or representatives of this Section, the other party shall be entitled to an injunction restraining the non-performing party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement prior to the Closing, provided that the Buyer shall be released from the provisions of confidentiality of this Section after Closing. In the event of the termination of this Agreement, prior to Closing, the parties shall return all documents obtained from the other received in contemplation of performing duties pursuant to this Agreement.

9.2 Neither party will issue a press release regarding this Agreement without the other party’s prior written consent. Notwithstanding the foregoing, Seller and Buyer have the right to publicly disclose this transaction as may be required by the rules and regulations of the U.S. Securities and Exchange Commission. Upon Closing, Seller and Buyer may each announce the sale in accordance with its customary press release procedure, but any such press release shall be subject to reasonable prior review and approval by the other party.

10. Eminent Domain and Casualty.

If, prior to the Closing, the entire Property is taken by eminent domain or proceedings have begun to so take the Property, the Agreement shall be deemed cancelled. If only part of the Property is so taken (or proceedings have begun), Buyer shall have the option of (a) proceeding with the Closing and acquiring the Property as affected by such taking (together with all compensation and damages awarded or the right to receive the same), or (b) canceling this Agreement. If Buyer elects option (a) above, Seller agrees to assign to Buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer’s prior written consent. Seller shall promptly notify Buyer of any actual or threatened condemnation affecting the Property.

If, prior to the Closing, the Property or any part thereof, should be destroyed or damaged and the cost to repair same is reasonably estimated to be equal to or greater than $100,000, then Buyer shall have the option of (a) proceeding with the Closing and acquiring the Property subject to the damage, with a credit against the Purchase Price in the amount of the cost to repair and restore (as evidenced by two licensed contractors’ estimates produced one each by the Buyer and by the Seller, with the average of the two being taken as the amount of such credit) in which case the Seller shall be entitled to the insurance proceeds or (b) cancelling this Agreement. If the cost to repair, as determined in accordance with the foregoing, is less than $100,000 then Buyer shall not have the right to cancel this Agreement by virtue of such damage and Buyer shall be entitled to a credit in the amount of the cost to repair, as determined in accordance with the foregoing provisions.

If this Agreement is cancelled pursuant to this Section 10, then (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from notice to the Title Company) returned to Buyer.

11. Time is of the Essence.

Time is of the essence for performance of this Agreement and the Escrow by Buyer and Seller.

12. Notices.

Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to the other party if served either personally, by overnight courier for next business day delivery or via facsimile (together with subsequent delivery via overnite courier service or personal delivery in the case of a notice of default). If such notice, demand or other communication is served personally or by overnight courier, delivery shall be conclusively deemed made at the time of such delivery. If such notice, demand or other communication is given by facsimile same shall be conclusively deemed made at the date and time of the delivery to the recipient provided that (1) the sender retains a copy of the transmittal with the date and time stamped thereon and (ii) the facsimile is transmitted by 5:00 p.m. (recipient’s time) on a business day, failing which notice by facsimile is deemed to be received on the next business day. If such notice, demand or other communication is given by overnight courier, such service shall be conclusively deemed given upon the recipient party’s receipt or refusal to accept same, all methods of delivery to be sent to the following addresses:

To Buyer:	Timothy J. Fowler Universal Health Realty Income Trust 3525 Piedmont Road, N.E. Building 7, Suite 202 Atlanta, GA 30305 Telephone: (404) 816-1936 Facsimile: (404) 816-9329

With a copy to:	Universal Health Realty Income Trust c/o Universal Health Services, Inc. 367 S. Gulph Road

King of Prussia, PA 19406 Attn: Cheryl K. Ramagano Telephone: (610) 768-3300 Facsimile: (610) 992-4560

And with another copy to:	Adele I. Stone, Esquire Atkinson, Diner, Stone, Mankuta & Ploucha, P.A. One Financial Plaza, Suite 1400 100 S.E. 3rd Avenue Ft. Lauderdale, FL 33394 Telephone: (954) 925-5501 Facsimile: (954) 920-2711

To Seller:	PM FORNEY MOB, L.P. c/o PM Realty Group 3811 Turtle Creek Blvd, Suite 430 Dallas, TX 75219 Attn: Glen W. Perkins Telephone: (972) 850-1239 Facsimile: (972) 792-0408

With a copy to:	PM Realty Group 1000 Main Street, Suite 2400 Houston, TX 77002 Attn: Wm. Roger Gregory Telephone: (713) 209-5868 Facsimile: (713) 209-5785

And with another copy to:	Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202-2799 Attn: James H. Wallenstein Telephone: (214) 468-3391 Facsimile: (214) 880-0011

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto. Notices from or to a party’s attorney at or prior to the Closing Date shall be deemed notice from or to that party.

13. Further Assurances.

Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

14. Attorneys’ Fees.

In the event any litigation arising out of or relating to this Agreement, the prevailing party in such action at the trial and appellate levels shall be entitled to reasonable attorneys’ fees and paralegal fees, and such costs and expenses as may be fixed by the Court.

15. Modifications or Amendments.

No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

16. Successors and Assigns.

Buyer shall have the right to assign this Agreement to an affiliated entity, or to a special purpose entity or affiliate formed by Buyer for purposes of this acquisition. Any other assignment by Buyer shall require the prior written consent of Seller. Each and all of the covenants and conditions of this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, executors, administrators, successors and assigns of Buyer and Seller. For purposes of this Agreement, an affiliated entity shall mean a corporation, limited liability company or other entity controlling or under common control with Buyer or in which Buyer or Universal Health Services, Inc., owns at least a fifty percent (50%) profit interest. No such assignment or transfer shall relieve Buyer from its obligations hereunder.

17. Exhibits.

All exhibits attached hereto and referred to herein are hereby incorporated herein as though set forth at length.

18. Separate Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument; and, facsimile or electronically submitted signatures of the authorized representatives of the parties hereto shall be considered original signatures for all intents and purposes.

19. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties and any and all prior agreements, understandings or representations are hereby terminated and cancelled in their entirety and are of no force or effect. Except as expressly set forth herein, there are no representations or warranties, expressed or implied, made by either party to the other.

20. Captions.

The captions appearing at the commencement of the Sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the Section at the head of which it appears, the Section and not such caption shall control and govern in the construction of this Agreement.

21. No Obligation to Third Parties.

The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto, to any person or entity other than each other.

22. Number and Gender.

In this Agreement whenever the context so requires, the masculine gender includes the feminine and/or neuter, and vice versa, and the singular number includes the plural.

23. Waiver.

The waiver by any party to this Agreement of a breach or any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach whether of the same or another provision of this Agreement.

24. Applicable Law and Severability.

This Agreement shall, in all respects, be governed by the laws of the State of Texas applicable to agreements executed and to be wholly performed within the State of Texas. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

25. Survival.

Except as otherwise expressly set forth herein to the contrary, the covenants, warranties, representations and indemnities contained herein shall survive the Closing for a period of one (1) year.

26. Expenses.

Except as expressly otherwise provided herein, the parties shall each pay their own costs and expenses in connection with the negotiation, execution and delivery of this Agreement.

27. No Hazard Insurance.

No hazard, peril or liability insurance policy is to be obtained or transferred through this Agreement, and neither Seller nor Title Company has any responsibility or liability for such coverage.

28. Performance of Acts on Business Days.

In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday or federally recognized bank holiday, such payment may be made or act performed on the next succeeding business day. As used in this Agreement, the term “business day(s)” shall mean and refer to a day which is not a Saturday, Sunday or federally recognized bank holiday.

29. Damages and Default.

In the event of a failure or refusal of either party to comply with its obligations hereunder, the following shall apply:

a. If Buyer fails or refuses to timely comply with Buyer’s obligations hereunder for any reason other than the failure of an express condition to Buyer’s obligations set forth in this Agreement, or Seller’s default under this Agreement, and Buyer fails to cure such default within five (5) business days after receiving written notice thereof from Seller (except that there shall be no cure period for Buyer’s failure to timely close on or before the Closing Date), then Seller may terminate this Agreement upon written notice to Buyer; and as Seller’s sole and exclusive remedy (subject to the immediately following sentence) the Title Company shall pay to Seller the Deposit together with interest earned thereon, it being agreed that the Deposit will be delivered to Seller as liquidated damages and not a penalty, in full satisfaction of Seller’s claims against Buyer hereunder. In addition, however, Buyer shall also return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, and Buyer shall continue to be responsible for it indemnification obligation under Section 4.2 above. Seller and Buyer agree that it is difficult to determine the actual amount of Seller’s damages arising out of Buyer’s breach but said amount is a fair estimate of those damages which have been agreed to by the parties in a sincere effort to make the damages certain.

b. Should Seller fail or refuse to timely comply with Seller’s obligations hereunder for any reason other than the failure of an express condition to Seller’s obligation set forth in this Agreement, or Buyer’s default under this Agreement, and Seller fails to cure such default within five (5) business days after receiving written notice (“Default Notice”) thereof from Buyer (except that there shall be no cure period for Seller’s failure to timely close on or before the Closing Date), then (i) Buyer may terminate this Agreement upon written notice to Seller, whereupon Buyer shall be entitled to receive an immediate return of the Deposit together with the interest earned thereon from the Title Company plus Seller shall reimburse Buyer for the verifiable out-of-pocket expenses paid by Buyer to unrelated third parties in relation to its inspection of the Property, or (ii) Buyer may enforce specific performance of this Agreement. The above remedies shall be Buyer’s sole and exclusive remedies for default by Seller hereunder. In the event Buyer elects to seek specific performance of this Agreement, Buyer shall (i) initiate any litigation seeking such specific performance within two (2) years and thirty (30) days following Buyer’s delivery of the Default Notice and (ii) contemporaneously with the filing of such litigation, deposit the entire Purchase Price (less the Deposit) into the registry of the court in which such litigation is initiated, and at the direction of Buyer, if legally required in order to maintain such specific performance action, Title Company will release the Deposit to the court registry.

30. No Consequential Damages. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that neither Buyer nor Seller shall be responsible for, obligated for, or liable for consequential or other similar damages to the other under any provision of this Agreement or otherwise.

31. Financial Statements. If any governmental body or agency (including, without limitation, the Securities and Exchange commission), or rule or regulation thereof, requires the delivery after the Closing of any financial statements or other reports or information which relates to the Property and, in whole or in part, to any period of time prior to the date of the Closing, Seller shall (without cost or expense to Buyer) cooperate with Buyer in the preparation and delivery thereof and shall furnish to Buyer all necessary statements, reports and other information relating to the period prior to the date of the Closing, within thirty (30) days after the Seller is requested to deliver the same.

32. No Recording. Buyer agrees not to record a copy of this Agreement or any memorandum of this Agreement, nor any other document relevant to this Agreement prior to the Close of Escrow. Any such recording shall automatically cancel and render null and void this Agreement at the election of Seller.

33. Tax Deferred Exchanges. Each party shall have the right (provided that the party exercising the right, herein called the “Exchanger”, has notified the other party in writing at least five (5) business days prior to the Closing Date) to designate an exchange agent to facilitate a tax free exchange which the Exchanger may want to effect. Each party agrees to cooperate with the other in effecting such an exchange provided that the non-Exchanger shall not incur any additional liability or financial obligation as a consequence of the Exchanger’s exchange and the Closing Date shall not be extended thereby. The Exchanger shall indemnify and hold the non-Exchanger harmless from any and all liabilities, claims, losses, or actions which non-Exchanger incurs or to which non-Exchanger may be expose as a result of non-Exchanger’s participation in the contemplated exchange, inclusive of reasonable attorneys’ fees and other costs of defense. This Agreement shall not be subject to, or contingent upon, the Exchanger’s ability to effectuate an exchange. In the event any exchange contemplated by the Exchanger should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

34. Effective Date. The Effective Date shall be the date when the last of the Buyer and Seller signs this Agreement, provided that each shall promptly deliver to the other, via email, an Agreement signed by the sender.

35. Other Terms.

35.1 Seller represents and warrants that the Property has not been listed with a real estate brokerage firm other than PM Realty Group, L.P. within the last two (2) years, which warranty shall survive the Closing.

35.2 The Buyer will employ PM Realty Group, L.P., or an affiliated entity to manage and lease the Property for at least two (2) years after the closing of the purchase, subject to termination only for cause. The terms and conditions of the property management and leasing agreements for the Property shall be consistent with the terms and conditions in the Property Management Agreement for the Texoma Medical Plaza.

35.3 As has been previously disclosed to the Buyer, it is the intent of the Seller and the other sellers of the following properties (the “Assets”):

(a) Lake Pointe Medical Arts Building situated at 7501 Lakeview Parkway, Rowlett, TX;

(b) Tuscan Professional Building, 701 Tuscan Drive, Irving, TX; and

(c) The Property the subject of this Agreement,

to sell all three Assets. Accordingly, if the Buyer or its affiliate elects to forgo the acquisition of any of the Assets (such as terminating a purchase and sale agreement during the applicable contingency period), except as a result of the applicable seller’s failure or refusal to close on the sale for any reason other than a default by the buyer therein, then Seller hereunder shall have the right, at its sole option, to terminate the sale of the Property under this Agreement; whereupon (i) Buyer shall return to Seller all original materials supplied by Seller to Buyer (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than three (3) business days from notice to the Title Company) returned to Buyer forthwith; provided, however, that this right of termination of this Agreement shall terminate upon the completion of the Closing hereunder. Likewise, if the Seller or the seller of any of the Assets fails or refuses to close on the sale of any of the Assets to Buyer or its affiliate for any reason, except as a result of the applicable buyer’s failure or refusal to close on the sale for any reason other than a default or failure to deliver title to the Asset free of defects by the seller therein, then Buyer hereunder shall have the right, at its sole option to terminate the sale of the Property under this Agreement; whereupon (i) Buyer shall return to Seller all original materials (i.e., and not supplied by email or via internet site) supplied by Seller to Buyer on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than three (3) business days from notice to the Title Company) returned to Buyer forthwith. The right of termination of this Agreement set forth in this Section 35.4 shall terminate upon the completion of the Closing hereunder.

35.4 Seller is currently in the process of leasing Suite 275 (consisting of 1,761 rentable square feet). During the Contingency Period, if Seller notifies the Buyer in writing of the name and other pertinent information relating to a proposed tenant, together with the terms of the proposed lease, the Buyer will determine whether the proposed tenant and the lease terms for this suite are acceptable to Buyer, it being agreed that Buyer will not unreasonably withhold its consent as long as the lease contains terms that are equal to or better than the terms reflected within the January 2011 Argus Model associated with the Seller’s Offering Memorandum as delivered to Buyer in February, 2011, excerpts of which are attached hereto as Exhibit “F”. Lease terms acceptable to the Buyer shall be a base rent equal to at least $26.50 per rentable square foot for the first year, escalating by a minimum of two and one-half (2.5%) percent annually, with the understanding that if the payment of base rent for Suite 275 does not commence within one (1) year from the Closing hereunder, then the minimum base rent acceptable to the Buyer shall be $26.50 per rentable square foot for the first year escalating by two and one-half (2.5%) percent annually. The tenant improvement allowance shall be $40.00 per usable square foot, which is the amount currently being offered by Seller to new tenants of the Building. Following the expiration of the Contingency Period, if a Lease for that tenant has not been signed by the Seller as the landlord, Buyer shall have the absolute right to approve any tenant and Lease terms for Suite 275, provided that the terms offered by the Seller for a lease for Suite 275 shall be consistent with the terms set forth above in this Section 35.4. In addition, the Seller shall, at the Closing, credit the Buyer with an amount equal to the $40.00 per usable square foot tenant improvement plus a leasing commission equal to $5.30 per rentable square foot, and to the extent that Seller has already paid all or any part of the tenant improvement allowance or leasing commission for Suite 275, then the amount credited to Buyer shall be the undisbursed amounts of same. Further, the Seller shall, at the Closing, place the following into escrow with the Title Company, pursuant to an escrow agreement to be agreed upon by the parties and the Title Company during the Contingency Period: a reserve equal to two (2) years of lease revenue at $26.50 per rentable square foot escalating by two and one-half (2.5%) percent (compounded) annually. The escrow agreement will allow the Buyer to draw funds on a monthly basis to cover any lost rental revenue associated with the unoccupied suite until Suite 275 is fully built out, acceptably occupied and the tenant therein has commenced paying base rent due under said Lease, and at such time any remaining funds in the reserve will be released to the Seller.

35.5 The parties acknowledge that PM Realty Group, L.P. (“PM”) is currently the tenant of Suite 200 pursuant to a Medical Office Building Lease dated as of June 23, 2008 with R. Mark Hazel, M.D. (“Hazel”), as assigned by Hazel to PM pursuant to a Lease Assignment dated as of November 1, 2009 (as so assigned, the “Suite 200 Lease”). Buyer hereby agrees that if and upon the assignment of the Suite 200 Lease, or the tender to Buyer of a new lease for Suite 200 with terms no less favorable to the landlord than the terms of the Suite 200 Lease, and provided that the tenant under such assignment or new lease is reasonably acceptable to Buyer, then Buyer shall release PM from all liability under the Suite 200 Lease that accrues after the date of the assignment or new lease. This Section 35.5 shall survive the Closing.

35.6 The following provisions of this Section 35.6 relate to a parcel of land (the “Adjacent Parcel”) consisting of 3,342 acres, more or less, that is owned by an entity (the “Affiliate”) affiliated with the Seller. The parties understand that the Affiliate currently intends to develop one or more additional buildings the Adjacent Parcel. Seller agrees that during the Contingency Period , Seller, the Affiliate, and Buyer shall negotiate to enter into an agreement (the “Adjacent Parcel Agreement”) that will provide that, in the event that Buyer completes its purchase of the Property, Buyer will receive one or more of the following:

(a) A right of first offer and/or a right of first refusal to acquire the Adjacent Parcel as a vacant parcel or to acquire the Adjacent Parcel with any buildings and other improvements if same have been constructed thereon;

(b) A right of first offer and/or a right of first refusal to jointly develop the Adjacent Parcel; and/or

(c) A right of first offer and/or a right of first refusal to ground lease the Adjacent Parcel as a vacant land or to ground lease the Adjacent Parcel together with any buildings and other improvements if same have been constructed thereon.

In addition to the granting of these rights, the Seller, the Affiliate, and Buyer, shall, prior to Closing, negotiate and execute an acceptable Easement, Covenant and Restriction Agreement (“ECR Agreement”) that will govern, inter alia, the access and mutual use of the parcels owned by Buyer, the Affiliate, and Seller and the intended use of any building that may be placed on the Adjacent Parcel, if and to the extent that the Buyer is not satisfied with the any currently effective ECR Agreement.

36. Prohibited Persons. Seller covenants and agrees that none of Seller, any affiliate of Seller, or any person owning an interest in Seller or any such affiliate, will (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to the making or receiving of any contribution of funds, good, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by

Buyer, confirming that (i) Seller is not a Prohibited Person and (ii) Seller has not engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, good, or services, to or for the benefit of a Prohibited Person.

37. UHT. THE DECLARATION OF TRUST ESTABLISHING UNIVERSAL HEALTH REALTY INCOME TRUST, FILED AUGUST 6, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (“DECLARATION”), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “UNIVERSAL HEALTH REALTY INCOME TRUST,” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, WHETHER UNDER THIS AGREEMENT OR IN ANY AGREEMENT REFERENCED HEREIN OR EXECUTED IN CONNECTION HEREWITH, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BUYER” UNIVERSAL HEALTH REALTY INCOME TRUST		“SELLER” PM FORNEY MOB, L.P., a Texas limited partnership

By:	/s/ Timothy J. Fowler	By:	/s/ Glen Perkins
Its:	Vice President	Its:	Authorized Signatory
Date:	May 25, 2011	Date:	May 25, 2011

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

Legal description of the land: TRACT 1: (Fee Simple)

BEING Lot 1R, Block 1, of Replat of Forney Medical Plaza Addition, an addition to the City of Forney, Kaufman County, Texas, according to the plat thereof recorded in Cabinet 3, Slide 138, Plat Records, Kaufman County, Texas, and being more particularly described as follows;

BEGINNING at a 5/8 inch iron rod with cap stamped “FORESIGHT” (herein after called 5/8 inch iron rod set) set for corner at the most southeasterly corner of said Lot 1, Block 1, same being the most southwesterly corner of a tract of land described in a deed to Keystone Portfolio Management, LP. recorded in Volume 3083, Page 605, Real Property Records, Kaufman County, Texas, and also being N 86 deg. 23 min. 43 sec. W a distance of 680.00 feet from the intersection of the westerly right of way line of Farm to Market Road No. 548, and the northerly right of way line of Farm to Market Road No. 688;

THENCE N 86 deg. 23 min. 41 sec. W, at 62.00 feet pass1 the southwest corner of said Lot I and continuing a total distance of 78.58 feet to a 5/8 inch iron rod set corner;

THENCE N 48 deg. 36 min. 19 sec. E, a distance of 79.63 feet to a 5/8 inch iron rod set for corner;

THENCE N 03 deg. 31 min. 35 sec. E, a distance of 90.00 feet to a 5/8 inch iron rod set for corner;

THENCE N 86 deg. 28 min. 25 sec. W, a distance of 4.42 feet to a 5/8 inch iron rod set for corner;

THENCE N 03 deg. 31 min. 35 sec. E, a distance of 28.41 feet to a “X” set for corner;

THENCE N 84 deg. 06 min. 10 sec. W, a distance of 60.46 feet to a “X” set for corner; THENCE N 51 deg. 29 min. 26 sec. W, a distance of 55.94 feet to a “X” set for corner; THENCE N 71 deg. 11 min. 42 sec. W, a distance of 42.08 feet to a “X” set for corner; THENCE S 87 deg. 53 min. 55 sec. W, a distance of 83.06 feet to a “X” set for corner; THENCE N 51 deg. 29 min. 26 sec. W, a distance of 200.68 feet to a “X” set for corner;

THENCE S 43 deg. 57 min. 38 sec. W, a distance of 296.28 feet to a 5/8 inch iron rod set for corner;

THENCE N 46 deg. 02 min. 22 sec. W, a distance of 32.02 feet to a 5/8 inch iron rod set for corner;

THENCE S 43 deg. 57 min. 38 sec. W, a distance of 11.62 feet to a 1/2 inch iron rod found for corner;

THENCE N 46 deg. 02 min. 22 sec. W, a distance of 37.06 feet to a 1/2 inch iron rod found for corner;

THENCE N 43 deg. 58 min. 02 sec. W, a distance of 620.07 feet to a 1/2 inch iron rod found for corner (controlling monument);

THENCE S 51 deg. 28 min. 29 sec. E, (basis of bearing) a distance of 447.15 feet to a 1/2 inch iron rod found for corner (controlling monument);

THENCE S 25 deg. 50 min. 22 sec. W, a distance of 251.65 feet to a “X” found for corner of said Lot 1;

THENCE S 03 deg. 36 min. 19 sec. W, a distance of 120.41 feet to the POINT OF BEGINNING, and containing a computed area of 3.81 acres (166,123 Square Feet.) of land, more or less.

[1]	The word “pass” appearing in the title commitment appears to be an error and should be “past.”

TRACT 2: (Easement Estate)

Easement Estate created by that certain Easement Agreement for Access and Signage by and between SKW Holdings, Ltd., a Texas limited partnership, and PM FORNEY MOB, LP, a Texas limited partnership, dated May 17, 2007. filed May 21, 2007, and recorded in/under Volume 3161, Page 549, under Instrument No. 2007-00011988 of the Real Property Records of KAUFMAN County, Texas.

TRACT 3: (Easement Estate)

Easement Estate created by that certain Mutual Access and Reciprocal Parking Agreement and Easement by and between SKW Holdings, Ltd., a Texas limited partnership, and City Bank Texas, dated April 21, 2006, and recorded in Volume 2866, Page 192, and correction thereof recorded in Volume 3457, Page 192, Real Property Records, Kaufman County, Texas.

TRACT 4: (Easement Estate)

Easement Estate created by that certain Reciprocal Agreement by and between PM Forney MOB, LP, a Texas limited partnership, and PM Forney Land, LP, a Texas limited partnership, dated February 17, 2011 and recorded in Volume 3907, Page 532, Real Property Records, Kaufman County, Texas.

EXHIBIT B

INCLUDED PERSONAL PROPERTY

1 Six foot ladder

1 Eight foot ladder

1 Box fan.

2 Back support belts

2 Fall suppression harness.

1 First aid kit.

2 Blood borne Pathogens Response kits.

2 7700 series silicone half mask for respiratory safety.

4 Yellow hard hats.

1 4 foot hand snake for toilets.

1 Box of foam ear protection “throw aways”

1 Lock out tag out station.

1 Ems computer.

1 H.P. Desk jet F2110 all in one printer.

1 Rigid 3 speed 1600 cfm air mover for drying carpet or providing air flow at a low altitude.

EXHIBIT C

SELLER’S DOCUMENTS TO DELIVER

•	Monthly operating statements for the Property for the preceding two (2) years showing all income and expense information in detail.

•	Copies of all soils reports, geological reports, and hazardous materials reports, including test results, if any.

•	The most recent Level I Environment Report pertaining to the Property.

•	The most recent survey (ALTA or comparable standard) of the Property.

•	Copies of all plans, permits or other governmental approvals with respect to the Property.

•	Building Floor Plans

•	All maintenance records for the past two (2) years.

•	Information regarding all renovation or construction projects done by Seller in the last two (2) years including copies of contracts and warranties.

•	All tenant leases, subleases, rental agreements, including any amendments thereto, and any tenant and subtenant correspondence from the last two (2) years.

•

A Rent Roll certified by an officer of the Seller that includes Tenant, Subtenant and Guarantor names, suite square footage (measured by a reasonably acceptable standard), load factor, commencement date, expiration date, rent concessions, miscellaneous charges, rent escalations, PM FORNEY MOB, L.P. affiliation and/or ownership and expense contributions including expense stops, if any.

•	Operating Expense recovery history by tenant.

•	All equipment leases or contracts affecting the Property including but not limited to all of the Property’s maintenance contracts.

•	All loan documents, lender correspondence and escrow account information that is associated with the existing financing, if any.

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is dated and effective as of the 26th day of July, 2011 (the “Effective Date”), by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Assignor”) and the following two entities (collectively referred to herein as “Assignee”): FORNEY DEERVAL, LLC, a Texas limited liability company and FORNEY WILLETTA, LLC, a Texas limited liability company, the address for each party comprising Assignee being c/o Universal Health Realty Income Trust, 367 South Gulph Road, King of Prussia, PA, Attn: Cheryl K. Ramagano and the interests of the parties comprising Assignee being as follows:

Forney Deerval, LLC – an undivided 68% interest

Forney Willetta, LLC – an undivided 32% interest

WHEREAS, the parties have entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of May 25, 2011 (the “Contract”), wherein Assignor agreed to sell and Assignee agreed to buy the “Property” described in the Contract; and

WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee the leases currently existing on the Property (the “Leases”), service contracts and other contracts that are listed on Schedule 1, attached hereto and incorporated herein and other intangible property, on the terms provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Effective as of the Effective Date, Assignor hereby fully and forever assigns and transfers to Assignee, without recourse or warranty (express or implied), (a) all of Assignor’s right, title, and interest, as landlord, to the Leases, and Assignor’s right, title and interest under the service contracts and other contracts listed on Schedule 1 and Assignee hereby assumes, and agrees to keep, perform, pay and discharge, any and all duties, liabilities and obligations of Assignor under the Leases, service contracts and other contracts listed on Schedule 1, and (b) all intangible personal property, if any, owned by Seller and related to the Real Property and the improvements thereon, including, without limitation: any trade names and trademarks associated with the Real Property and the said improvements; any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; and any governmental permits, approvals and licenses (including any pending applications).

2. Assignor hereby agrees to indemnify, protect, defend and hold Assignee and its partners, officers, employees, and agents harmless from and against any claims, suits, damages, liability, costs and/or expenses arising out of or resulting from any breach of or default in the performance of any of the duties, obligations or liabilities of landlord under the Leases or any service contracts and other contracts listed on Schedule 1 and as of the Closing (as defined in the Contract) prior to the Effective Date; provided, however, that this indemnity by Assignor shall be limited to an act by or on behalf of Assignor (or failure to act after a demand to do so was made upon Assignor) prior to the Closing and not to merely a condition of the Real Property prior to the Closing, unless a demand relating to said condition was made upon Assignor prior to the Closing.

3. Assignee hereby agrees to indemnify, protect, defend and hold Assignor and its partners, officers, employees, and agents harmless from and against any claims, suits, damages, liability, costs and/or expenses arising out of or resulting from any breach of or default in the performance of any of the duties, obligations or liabilities of landlord under the Leases or any service contracts and other contracts listed on Schedule 1 as of the Closing from and after the Effective Date.

4. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together shall constitute one and the same instrument.

5. This Assignment shall be governed by in all respects, including validity, interpretation and effect, and construed in accordance with the laws of the State of Texas.

6. This Assignment shall inure to the benefit of and be binding upon and enforceable against Assignor and Assignee and their respective heirs, devisees, estates, executors, successors, and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR: PM FORNEY MOB, L.P., a Texas limited partnership

By:	PM Forney GP, LLC,
A Texas limited liability company, its General Partner

	By:	PM Realty Group, L.P., A Delaware limited partnership, its sole Member

		By:	Provident Investor GP, LLC, a Texas limited liability company its General Partner

			By:	/s/ Roger Gregory
Wm. Roger Gregory Assistant Manager

ASSIGNEE: FORNEY DEERVAL, LLC, a Texas limited liability company

By:	National Safe Harbor Exchanges, A California corporation
	Its:	Sole Member

	By:	/s/ Dana R. Sobrado
Dana R. Sobrado Assistant Vice President

FORNEY WILLETTA, LLC, a Texas limited liability company

By:	National Safe Harbor Exchanges, A California corporation
	Its:	Sole Member

	By:	/s/ Dana R. Sobrado
Dana R. Sobrado Assistant Vice President

SCHEDULE 1 TO ASSIGNMENT

LIST OF LEASES, SERVICE CONTRACTS AND OTHER CONTRACTS

EXHIBIT E

SPECIAL WARRANTY DEED

NOTICE: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:

YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF KAUFMAN	§

That PM FORNEY MOB, L.P., a Texas limited partnership, whose address is c/o PM Realty Group, 3811 Turtle Creek Blvd., Suite 430, Dallas, Texas 75219, Attention: Glen W. Perkins (“Grantor”), for and in consideration of:

(i) the sum of TEN AND NO/100 DOLLARS ($10.00);

(ii) other good and valuable consideration to the undersigned paid by FORNEY DEERVAL, LLC, a Texas limited liability company, and FORNEY WILLETTA, LLC, a Texas limited liability company (collectively referred to herein as “Grantee”), the address for each party comprising Grantee being c/o Universal Health Services, Inc., 367 South Gulph Road, King of Prussia, Pennsylvania 19406, Attention: Cheryl K. Ramagano, the receipt and sufficiency of which is hereby acknowledged and confessed;

has GRANTED, SOLD, TRANSFERRED, ASSIGNED and CONVEYED, and by these presents hereby GRANTS, SELLS, TRANSFERS ASSIGNS, and CONVEYS unto Grantee, the following undivided interests (the “Interests”):

Forney Deerval, LLC – an undivided 68% interest

Forney Willetta LLC – an undivided 32% interest

BEING Lot 1R, Block 1, Forney Medical Plaza Addition, an addition to the City of Forney, Kaufman County, Texas, according to the plat thereof recorded in Cabinet 3, Slide 138, Plat Records, Kaufman County, Texas, which is also listed as “Tract 1” on Exhibit “A” attached hereto and made a part hereof for all purposes (“Land”);

all development rights, easements, off-site parking covenants, privileges, tenements, rights, titles and interests appurtenant to, associated with or belonging to the Land and all rights-of-way, strips and gores in, on, across, in front of, abutting or adjoining the Land which are appurtenant to, associated with or belonging to the Land, and all future right, title, and interest in and to any awards made, or to be made in lieu thereof by reason of a change of grade of any highway, street, road or avenue, including without limitation easements described as Tracts 2, 3 and 4 on Exhibit “A” attached hereto and made a part hereof for all purposes (“Easements and Awards”);

the structures, buildings and other improvements constructed on the Land, including, without limitation, all machinery, heating, cooling and ventilating equipment, apparatus, systems and fixtures used in the general operation of the Improvements (hereinafter defined), together with all vegetation, trees, plantings and other landscaping affixed to or located upon the Land, and all accessions or additions to any of the foregoing, including, without limitation, an office buidling located upon the Land commonly known as “Forney Medical Plaza” located at 763 East US Highway 80, Texas 75126-8633 (“Improvements”);

any and all rights, title and interest of Grantor, if any, in and to the oil, gas, coal, lignite, iron, uranium, gravel, sand and other mineral interests comprising a part of the Land (“Mineral Interests”); and

any and all warranties of title to the Property contained in any deed, or other instrument of assignment, transfer or conveyance executed by any party in favor of Grantor (“Warranties of Title”).

The conveyance of the Interestsin the Property by this Special Warranty Deed, i.e. totaling 100% of all right, title and interest in and to the Property as described above, is made and accepted subject to the matters set forth on Exhibit “B” attached hereto and made a part hereof for all purposes (“Permitted Encumbrances”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in any wise belonging unto the Grantee, its successors and assigns and Grantor hereby binds itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

This Special Warranty Deed is being executed effective as of the 25th day of July, 2011.

PM FORNEY MOB, L.P., a Texas limited partnership

By:	PM Forney GP, LLC, A Texas limited liability company,
	Its:	General Partner

		By:	PM Realty Group, L.P., A Delaware limited partnership,
		Its:	Sole Member

			By:	Provident Investor GP, LLC, a Texas limited liability company
			Its:	General Partner

				By:	/s/ Wm. Roger Gregory
Wm. Roger Gregory Assistant Manager

STATE OF TEXAS	§
§

This Special Warranty Deed was acknowledged before me on the 25h day of July, 2011, by Wm. Roger Gregory, the Assistant Manager of Provident Investor GP, LLC, a Texas limited liability company, serving as the General Partner of PM Realty Group, L.P., a Delaware limited partnership which is the sole Member and Manager of PM Forney GP , LLC, a Texas limited liability company, serving as the General Partner of PM FORNEY MOB L.P., a Texas limited partnership, and who confirmed to me that he executed this Special Warranty Deed for and on behalf of all said entities and, accordingly, on behalf of said Texas limited partnership, PM FORNEY MOB, L.P., for the purposes therein expressed and in the capacity therein stated.

AFTER RECORDATION RETURN TO:

EXHIBIT “A”

LEGAL DESCRIPTION

Legal description of the land: TRACT 1: (Fee Simple)

BEING Lot 1R, Block 1, of Replat of Forney Medical Plaza Addition, an addition to the City of Forney, Kaufman County, Texas, according to the plat thereof recorded in Cabinet 3, Slide 138, Plat Records, Kaufman County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8 inch iron rod with cap stamped “FORESIGHT” (herein after called 5/8 inch iron rod set) set for corner at the most southeasterly corner of said Lot 1, Block 1, same being the most southwesterly corner of a tract of land described in a deed to Keystone Portfolio Management, LP. recorded in Volume 3083, Page 605, Real Property Records, Kaufman County, Texas, and also being N 86 deg. 23 min. 43 sec. W a distance of 680.00 feet from the intersection of the westerly right of way line of Farm to Market Road No. 548, and the northerly right of way line of Farm to Market Road No. 688;

THENCE N 86 deg. 23 min. 41 sec. W, at 62.00 feet pass2 the southwest corner of said Lot I and continuing a total distance of 78.58 feet to a 5/8 inch iron rod set corner;

THENCE N 48 deg. 36 min. 19 sec. E, a distance of 79.63 feet to a 5/8 inch iron rod set for corner;

THENCE N 03 deg. 31 min. 35 sec. E, a distance of 90.00 feet to a 5/8 inch iron rod set for corner; THENCE N 86 deg. 28 min. 25 sec. W, a distance of 4.42 feet to a 5/8 inch iron rod set for corner; THENCE N 03 deg. 31 min. 35 sec. E, a distance of 28.41 feet to a “X” set for corner;

THENCE N 84 deg. 06 min. 10 sec. W, a distance of 60.46 feet to a “X” set for corner;

THENCE N 51 deg. 29 min. 26 sec. W, a distance of 55.94 feet to a “X” set for corner;

THENCE N 71 deg. 11 min. 42 sec. W, a distance of 42.08 feet to a “X” set for corner;

THENCE S 87 deg. 53 min. 55 sec. W, a distance of 83.06 feet to a “X” set for corner; THENCE N 51 deg. 29 min. 26 sec. W, a distance of 200.68 feet to a “X” set for corner;

THENCE S 43 deg. 57 min. 38 sec. W, a distance of 296.28 feet to a 5/8 inch iron rod set for corner;

THENCE N 46 deg. 02 min. 22 sec. W, a distance of 32.02 feet to a 5/8 inch iron rod set for corner;

THENCE S 43 deg. 57 min. 38 sec. W, a distance of 11.62 feet to a 1/2 inch iron rod found for corner;

THENCE N 46 deg. 02 min. 22 sec. W, a distance of 37.06 feet to a 1/2 inch iron rod found for corner;

THENCE N 43 deg. 58 min. 02 sec. W, a distance of 620.07 feet to a 1/2 inch iron rod found for corner (controlling monument);

[2]	The word “pass” appearing in the title commitment appears to be an error and should be “past.”

THENCE S 51 deg. 28 min. 29 sec. E, (basis of bearing) a distance of 447.15 feet to a 1/2 inch iron rod found for corner (controlling monument);

THENCE S 25 deg. 50 min. 22 sec. W, a distance of 251.65 feet to a “X” found for corner of said Lot 1;

THENCE S 03 deg. 36 min. 19 sec. W, a distance of 120.41 feet to the POINT OF BEGINNING, and containing a computed area of 3.81 acres (166,123 Square Feet.) of land, more or less.

TRACT 2: (Easement Estate)

Easement Estate created by that certain Easement Agreement for Access and Signage by and between SKW Holdings, Ltd., a Texas limited partnership, and PM FORNEY MOB, LP, a Texas limited partnership, dated May 17, 2007. filed May 21, 2007, and recorded in/under Volume 3161, Page 549, under Instrument No. 2007-00011988 of the Real Property Records of KAUFMAN County, Texas.

TRACT 3: (Easement Estate)

Easement Estate created by that certain Mutual Access and Reciprocal Parking Agreement and Easement by and between SKW Holdings, Ltd., a Texas limited partnership, and City Bank Texas, dated April 21, 2006, and recorded in Volume 2866, Page 192, and correction thereof recorded in Volume 3457, Page 192, Real Property Records, Kaufman County, Texas.

TRACT 4: (Easement Estate)

Easement Estate created by that certain Reciprocal Agreement by and between PM Forney MOB, LP, a Texas limited partnership, and PM Forney Land, LP, a Texas limited partnership, dated February 17, 2011 and recorded in Volume 3907, Page 532, Real Property Records, Kaufman County, Texas.

EXHIBIT “B”

PERMITTED ENCUMBRANCES

EXHIBIT F

EXCERPTS OF SELLER’S OFFERING MEMORANDUM

FIRST ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FIRST ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, (“Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 7, 2011.

2. The Closing Date (Section 5.2) shall be July 15, 2011.

3. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

4. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: June 28, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: June 29, 2011	SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

	By:	/s/ Glen W. Perkins
Print Name: Glen W Perkins
Print Title: Authorized Signatory

SECOND ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS SECOND ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of June 29, 2011, together (the “Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 14, 2011.

2. The Closing Date (Section 5.2) shall be July 20, 2011.

3. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

4. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: July 7, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: July 7, 2011	SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

	By:	/s/ Glen W. Perkins
Print Name: Glen W. Perkins
Print Title: Authorized Signatory

THIRD ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS THIRD ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of June 29, 2011, and as modified by the Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 7, 2011, (collectively the “Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 18, 2011.

3. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Third Addendum as of the 14th day of July, 2011.

BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Cheryl K. Ramagano
Cheryl K. Ramagano, Vice President and Treasurer

SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

By:	/s/ Glen W. Perkins
Print Name: Glen W. Perkins
Print Title: Authorized Signatory

FOURTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FOURTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of June 29, 2011, as modified by the Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 7, 2011, and as modified by the Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 14, 2011, (collectively the “Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 19, 2011.

3. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Fourth Addendum as of the 18th day of July, 2011.

BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

By:	/s/ Glen W. Perkins
Print Name: Glen W. Perkins
Print Title: Authorized Signatory

FIFTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FIFTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of June 29, 2011, as modified by the Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 7, 2011, as modified by the Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 14, 2011, and as modified by the Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 18, 2011, (collectively the “Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 20, 2011.

2. The Closing Date (Section 5.2) shall be July 25, 2011.

3. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

4. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

IN WITNESS WHEREOF, the Parties have duly executed this Fifth Addendum as of the 19th day of July, 2011.

BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

By:	/s/ Glen W. Perkins
Print Name: Glen W. Perkins
Print Title: Authorized Signatory

SIXTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS SIXTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of June 29, 2011, as further modified by the Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 7, 2011, as modified by the Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated as of July 14, 2011, as modified by the Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 18, 2011, and as modified by the Fifth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 19, 2011, (collectively the “Agreement”), entered into by and between PM FORNEY MOB, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. Pursuant to Section 35.4 of the Agreement, if a lease for Suite for 275 has not been finalized prior to expiration of the Contingency Period, then at the Closing, Buyer shall be credited with certain amounts set forth in Section 35.4. Further, the Seller must place certain sums into escrow with the Title Company pursuant to an escrow agreement for rental income, all as more fully set forth in Section 35.4. Accordingly, the parties agree that at the time of closing, the following sums shall be credited to Buyer:

i. Tenant Improvement Allowance Credit:	$63,320.00
ii. Lease Commission Credit:	$9,333.00

Further, the Seller shall, at closing, deliver to the Title Company the amount of $94,500.00 as and for an escrow for rental income and in connection therewith, the parties shall sign an Escrow Agreement in the form attached hereto as Exhibit “A” (“Escrow Agreement”).

2. In addition to the credits and rental income escrow referenced in Paragraph 1 of this Addendum, the parties have also agreed that certain credits and rental income escrow shall be provided at closing for Suite 125, Suite 260 and Suite 245. With respect to the rental income escrows for said Suites, the parties shall also enter into an Escrow Agreement for each such Suite, in the form attached hereto as Exhibit “A”. The amount of credits and rental income escrow are as follows:

Suite 125

Rental Income Credit:	$61,700.17

Suite 260

Tenant Improvement Allowance Credit:	$103,100.00
Lease Commission Credit:	$6,495.00
Rental Income Escrow:	$21,651.00

Suite 245

Tenant Improvement Allowance Credit:	$87,880.00
Additional Tenant Improvement Allowance Credit:	$13,182.00
Lease Commission Credit:	$6,477.00
Rental Income Escrow:	$21,589.00

Buyer understands and agrees that Buyer will be providing a $30,758.00 tenant improvement allowance loan to the tenant of Suite 245, Les T. Sandknop, D.O.P.A., in accordance with the terms of the estoppel provided by such tenant.

3. The parties have agreed that at the time of closing, the Buyer shall be granted a credit in the amount of $59,263.00 for constructions of a stairwell on the northeast side of the Building which is required in connection with the build out of Suite 260. Accordingly, Buyer shall assume the obligation of completing construction of said stairwell.

4. Buyer’s obligation to close on the purchase of the Property shall be conditioned on delivery to Buyer of a fully executed Assignment, Assumption and Amendment to Medical Office Building Lease for Suite 125 (“WRAM Assignment”), in the form attached hereto as Exhibit “B”, including the full execution of the Guaranty attached to same, and a fully executed estoppel certificate for Suite 125 (“WRAM Estoppel”) in the form previously approved by Buyer.

5. At the Closing, the parties shall enter into the Right of First Opportunity Agreement and the Amendment to Reciprocal Agreement attached hereto as composite Exhibit “C”; moreover, it shall be a condition to Buyer’s obligation to consummate this transaction that Seller shall cause its lender(s) holding a deed of trust on the Land Partnership Tract, as defined in the Amendment to Reciprocal Agreement (“Amendment to REA”), to sign and deliver the Joinder attached to and made a part of said Amendment to Reciprocal Agreement.

6. Reference herein is made to current pending litigation between Seller and a predecessor in title to Seller’s property (SKW Holdings, Ltd.) located contiguous to the Property herein and referred to as the MOB Tract in the Amendment to Reciprocal Agreement attached hereto as part of Exhibit “C”. As a condition to Buyer’s obligation to close, Seller shall deliver to Buyer a written release signed by SKW Holdings, Ltd. (“SKW”) that Buyer reasonably deems sufficient to release SKW’s Repurchase Right as set forth in that certain 2006 Contract for Purchase and Sale by and between PMRG Associates II, L.P. (an affiliate of the Seller) and SKW; and in this regard, Buyer acknowledges that the following release will be sufficient: “SKW releases and discharges the PMRG Parties from any and all of its obligations arising out of any and all agreements between SKW and any of the PMRG Parties that preceded this Settlement Agreement, except for and excluding this Settlement Agreement and the Amendment to Easement Agreement for Access and Signage required by this Settlement Agreement. A copy of the Amendment to Easement Agreement for Access and Signage (“Amended Access and Signage Agreement”) is attached hereto as Exhibit “D”. The Repurchase Right is set forth in Section 2.4 “Special Agreement” of the said Contract for Purchase and Sale, excerpts of which are attached hereto as Exhibit “E”. Buyer acknowledges that Seller is endeavoring to amend the Amended Access and Signage Agreement to substitute the words “monument sign” in lieu of “directory sign” and Buyer approves of such change. All other changes to the Amended Access and Signage

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Agreement shall require Buyer’s prior written consent, which consent shall not be unreasonably withheld, provided that if such change is of a material nature, Buyer shall have the right to disapprove of such change in its sole discretion. With reference to the Amended Access and Signage Agreement, the Seller agrees to undertake good faith efforts to obtain the City of Forney approval to the directory sign referenced therein (or preferably a pylon sign or monument sign if Seller is able to obtain approval for same), at Seller’s expense. Following Closing, the Buyer agrees to cooperate with Seller in signing such applications and authorizations as may be necessary to process said signage approval and permit, provided that all costs pertaining to obtaining said approval or permit are paid for by the Seller. With respect to the usage and cost of construction and maintenance of said signage, the parties shall be governed by the Amendment to REA.

7. Buyer’s obligation to close on the purchase of the Property shall be further conditioned on delivery to Buyer of a fully executed estoppel certificate for Suite 245 (“Sandknop Estoppel”) in the form attached hereto as Exhibit “F”.

8. It shall be a condition to Buyer’s obligation to consummate this transaction that Seller shall deliver to Buyer (i) a copy of the fully executed WRAM Estoppel, WRAM Assignment, including the Guaranty attached thereto and the Sandknop Estoppel; (ii) the Joinder to the Amendment to REA duly signed by Seller’s lender(s) in the form included in Exhibit “C” or such other form as is reasonably acceptable to the Buyer; and (iii) a copy of the release of the Repurchase Right and Amended Access and Signage Agreement in the form attached hereto as Exhibit “C” signed by SKW Holdings, Ltd. and Seller, together with confirmation that Seller is holding the originals of (i), (ii) and (iii), and is authorized to deliver same to the Buyer at Closing. Buyer shall be given two (2) business days from the date that Seller delivers to Buyer copies of all of the documents referenced in (i), (ii) and (iii) above (and confirms that Seller is holding the originals and is authorized to deliver same to Buyer at Closing) to verify that said documents are in the form provided for herein or attached hereto as exhibits. If any of the documents vary from the form provided for herein or as attached as exhibits to this Sixth Addendum in any material respect as determined by Buyer, in Buyer’s reasonable discretion, and if Seller fails to cure the discrepancy within five (5) business days after having received written notice from Buyer describing the discrepancy with reasonable specificity, then Buyer shall have the right to terminate the Agreement by written notice delivered to Seller within one (1) business day following the expiration of the five (5) business day period whereupon the Deposit, together with all interest earned thereon, shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. Notwithstanding the foregoing however, in accordance with the terms of Paragraph 6 above, Seller shall not have the right to materially alter the Amended Access and Signage Agreement from the form attached hereto as Exhibit “D” (except as to the nature of the sign being either a monument or pylon sign) without Buyer’s prior written consent nor shall Seller have the right to amend the WRAM Assignment if such amendment affects Buyer’s rights or obligations as the Landlord thereunder without Buyer’s prior written consent which consent may be withheld in Buyer’s sole discretion. the Closing shall occur two (2) business days following the expiration of the aforestated two (2) business day period (or, if applicable, two (2) business days after Seller notifies Buyer that it cured any discrepancy as described in the immediately preceding sentence with reasonable backup as proof thereof) and at the Closing, Seller shall deliver to the Title Company the original fully executed documents identified in (i) and (ii) above and the original fully executed Amended Access and Signage Agreement referenced in (iii) above, or a true and correct copy of the recorded document. If delivery to Buyer of the documents set forth in (i), (ii) and (iii) above and confirmation to Buyer that Seller is holding the originals of same and is authorized to deliver same to the Buyer at Closing, are not completed by August 18, 2011, then Buyer must either (the choice to be at Buyer’s sole option) (a) consummate the closing of the transaction no later than August 25, 2011, or (b) terminate the Agreement by a written termination notice delivered to Seller no later than August 21, 2011 or (c) extend the date for such delivery and confirmation to September 19, 2011. In the event that such delivery

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and the confirmation is not completed by September 19, 2011, then Buyer must either (the choice to be at Buyer’s sole option) (x) consummate the closing of the transaction no later than September 26, 2011, or (y) terminate the Agreement by a written termination notice delivered to Seller no later than September 22, 2011 (with Buyer’s failure to deliver a written termination notice to Seller on or before September 22, 2011 to be conclusively deemed to be Buyer’s election to consummate this transaction on September 26, 2011). If in accordance with the immediately preceding sentences Buyer terminates the Agreement by a written termination notice delivered to Seller on or before August 21, 2011 or September 22, 2011, as applicable, then the Deposit, together with all interest earned thereon, shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer.

9. Capitalized terms herein shall have the same meaning as set forth in the Agreement.

10. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Sixth Addendum as of the 20th day of July, 2011.

BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

SELLER:

PM FORNEY MOB, L.P., a Texas limited Partnership

By:	/s/ Glen W. Perkins
Print Name: Glen W. Perkins
Print Title: Authorized Signatory

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EXHIBIT “A”

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EXHIBIT “B”

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EXHIBIT “C”

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EXHIBIT “D”

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EXHIBIT “E”

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EXHIBIT “F”

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